Exhibit 99.1
INSULET REPORTS THIRD QUARTER 2008 RESULTS
Quarterly Revenue Exceeds $10 Million
Company Delivers First Month of Positive Gross Profits in September
BEDFORD, MA, November 6, 2008 — Insulet Corporation (NASDAQ: PODD), the leader in patch pump technology with its OmniPod® Insulin Management System, today announced financial results for the three and nine months ended September 30, 2008.
Third quarter 2008 revenue increased 167% to $10.1 million compared to $3.8 million in the third quarter of 2007. On a sequential basis, revenue increased 36% from $7.4 million in the second quarter of 2008. Approximately 1,975 new patients began using the OmniPod System during the third quarter of 2008, an increase of approximately 20% compared to the second quarter of 2008.
Beginning in the first quarter of 2008, the Company changed its estimate of deferred revenue resulting in a positive impact in the three and nine months ended September 30, 2008. When adjusted for the change in deferred revenue, the underlying sequential growth in non-GAAP revenue was 32% from the second to the third quarter of 2008. See “Non-GAAP Financial Information” below for a reconciliation of the GAAP financial measure to the non-GAAP financial measure.
Net loss for the third quarter of 2008 was $20.8 million, or $0.75 per share, compared to a net loss of $13.6 million, or $0.52 per share, for the third quarter of 2007. Gross loss improved by $3.7 million in the third quarter of 2008 compared to the third quarter of 2007. Total operating expenses increased to $19.7 million in the third quarter of 2008, compared to $10.8 million in the third quarter of 2007. Most of the increase in operating expenses was related to higher sales and marketing expenses, reflecting the significant expansion of the Company’s sales organization during this year. Total operating expenses in the third quarter of 2008 remained consistent with the level in the second quarter of 2008.
“We continued to make solid progress in strengthening Insulet’s commercial and manufacturing operations in the third quarter. By successfully transitioning the majority of OmniPod manufacturing to China, we have been able to both increase production volumes and decrease per unit costs,” said Duane DeSisto, Insulet’s president and chief executive officer. “We broke through to positive gross profits in September and expect to further drive down production costs in the fourth quarter. Our operational infrastructure is positioned to deliver cost-effective growth of the innovative and easy-to-use OmniPod Insulin Management System.”
For the nine months ended September 30, 2008, revenue increased 169% to $24.2 million from $9.0 million for the same period of 2007. Net loss for the first nine months of 2008 was $64.5 million, or $2.34 per share, compared to a net loss of $37.9 million, or $2.85 per share, for the same period in 2007. Operating expenses for first nine months of 2008 increased to $56.2 million from $27.7 million for the same period in 2007, primarily driven by increased sales and marketing expenses.
Revenue for the first nine months of 2008 was favorably impacted by $1.2 million due to a change in the Company’s estimate of deferred revenue.
As of September 30, 2008, the Company’s cash and cash equivalents totaled $74.1 million, compared to $94.6 million as of December 31, 2007.
Recent Highlights
•	Insulet achieved positive gross profit in the month of September, through significant growth in sales and improvement of manufacturing efficiencies.

•	The Company continued to execute on its strategy to transition the majority of OmniPod manufacturing to Flextronics in China, while successfully maintaining high-volume output of approximately 200,000 OmniPods per month in the third quarter.

•	As part of Insulet’s efforts to further demonstrate the clinical and functional benefits of the OmniPod System and expand the market for its potential uses, the Company is supporting the first investigator initiated clinical trial of the OmniPod System to deliver concentrated U500 insulin to patients with Type 2 diabetes. The study, which completed enrollment in the third quarter, is being conducted by Dr. Wendy Lane at the Mountain Diabetes and Endocrine Center in Asheville, NC. The first subjects will complete the one-year trial in the fourth quarter of 2008 and the full study is expected to be completed in 2009.
Conference Call
Insulet will host a conference call on Wednesday, November 6, 2008 at 5:00PM Eastern time to discuss the Company’s third quarter 2008 results and present information concerning its business, strategies and outlook. To listen to the conference call, please dial 800-329-9097 for domestic callers and 617-614-4929 for international callers. The passcode is 94585068. A replay of the conference call will be available two hours after the start of the call through November 19, 2008 by dialing 888-286-8010 (domestic) and 617-801-6888 (international), passcode 97337909. An online archive of the conference call will also be available by accessing the Investor Information section of the company’s website at http://investors.insulet.com.
Non-GAAP financial information

The Company reports both GAAP revenue and non-GAAP revenue. Non-GAAP revenue is equal to GAAP revenue excluding the impact of a change to the Company’s estimate of deferred revenue. Prior to January 1, 2008, the Company deferred the revenue and related costs of revenue for all initial customer shipments until a 45-day right of return had lapsed. With the accumulation of approximately 2 years of data for sales and return rates, the Company concluded that it had sufficient historical data on which to base its estimated returns beginning January 1, 2008. The following summary table is provided to improve investors’ understanding of growth in patient volume and product shipments.

	Revenue
	GAAP	Adjustment for change in deferred revenue estimate	Non-GAAP
	(In thousands, unaudited)
Three months ended June 30, 2008	$7,417	131	$7,548
Three months ended September 30, 2008	$10,110	(137)	$9,973
Nine months ended September 30, 2008	$24,198	(1,217)	$22,981
Revenue reported for the three and nine months ended September 30, 2007, was not affected by the change in estimate of deferred revenue.
Forward-Looking Statement
The third quarter 2008 financial results contained in this news release are subject to finalization in connection with the preparation of the Company’s Quarterly Report on Form 10-Q report for the three and nine months ended September 30, 2008. This press release contains forward-looking statements concerning Insulet’s expectations, anticipations, intentions, beliefs or strategies regarding the future, including those related to its revenues, patient base, manufacturing capacity, expenses, product costs, sales and marketing efforts, product demand and financial performance. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting it will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the Company’s dependence on the OmniPod System; Insulet’s ability to achieve and maintain market acceptance of the OmniPod System; potential manufacturing problems, including damage, destruction or loss of any of Insulet’s automated assembly units or difficulties in implementing its automated manufacturing strategy; potential problems with sole source or other third-party suppliers on which Insulet is dependent; Insulet’s ability to obtain favorable reimbursement from third-party payors for the OmniPod System and potential adverse changes in reimbursement rates or policies relating to the OmniPod; potential adverse effects resulting from competition with competitors; technological innovations adversely affecting the Company’s business; the Company’s ability to integrate Dexcom’s technology into its product; potential termination of Insulet’s license to incorporate a blood glucose meter into the OmniPod System; Insulet’s ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; adverse regulatory or legal actions relating to the OmniPod System; the potential violation of federal or state laws prohibiting “kickbacks” and false and fraudulent claims or adverse affects of challenges to or investigations into Insulet’s practices under these laws; product liability lawsuits that may be brought against Insulet; unfavorable results of clinical studies relating to the OmniPod System or the products of Insulet’s competitors; potential future publication of articles or announcement of positions by physician associations or other organizations that are unfavorable to Insulet’s products; Insulet’s ability to attract and retain key personnel; Insulet’s ability to manage its growth; risks associated with potential future acquisitions; Insulet’s ability to maintain compliance with the restrictions and covenants contained in its existing credit and security agreement; Insulet’s ability to successfully maintain effective internal controls; and other risks and uncertainties described in the section of its Annual Report on Form 10-K, dated March 18, 2008, which was filed with the Securities and Exchange Commission on March 20, 2008 entitled “Risk Factors” and its other filings from time to time with the Securities and Exchange

Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.
About Insulet Corporation
Insulet Corporation is an innovative medical device company dedicated to improving the lives of people with diabetes. The Company’s OmniPod Insulin Management System is a revolutionary, discreet and easy-to-use insulin infusion system that features two easy-to-use parts with no tubing and fully-automated cannula insertion. Through the OmniPod System, Insulet seeks to expand the use of continuous subcutaneous insulin infusion (CSII) therapy among people with insulin-dependent diabetes. Founded in 2000, Insulet is based in Bedford, MA.
Contact:
Stephanie Marks for Insulet Corporation
ir@insulet.com
877-PODD-IR1 (877-763-3471)

INSULET CORPORATION
Selected Financial Data
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(In thousands, except share and per share data)
		(Unaudited)
Revenue	$10,110	$3,791	$24,198	$9,011
Cost of revenue	10,197	7,583	29,980	19,054

Gross loss	(87)	(3,792)	(5,782)	(10,043)
Operating expenses:
Research and development	3,263	2,231	9,569	7,221
General and administrative	6,308	3,388	16,900	8,845
Sales and marketing	10,176	4,144	29,735	10,652
Impairment of assets	—	1,027	—	1,027

Total operating expenses	19,747	10,790	56,204	27,745

Operating loss	(19,834)	(14,582)	(61,986)	(37,788)

Net interest income (expense)	(918)	943	(2,522)	(9)
Change in value of preferred stock warrant liability	—	—	—	(74)

Net loss	$(20,752)	$(13,639)	$(64,508)	$(37,871)

Net loss per share basic and diluted	$(0.75)	$(0.52)	$(2.34)	$(2.85)

Weighted-average number of shares used in calculating net loss per share	27,716,473	26,322,763	27,560,258	13,294,107

CONDENSED CONSOLIDATED BALANCE SHEET DATA:

	As of	As of
	September 30,	December 31,
	2008	2007
	(Unaudited)
	(In thousands)
Cash	$74,134	$94,588
Total assets	$135,332	$130,741
Deferred revenue	$2,271	$1,350
Total stockholders’ equity	$31,648	$92,275